EXHIBIT 4.9

NAPCO SECURITY TECHNOLOGIES, INC.

STOCK OPTION AGREEMENT

OPTION AGREEMENT made as of the ____ day of _____ 20__ between NAPCO SECURITY TECHNOLOGIES, INC., a Delaware corporation with offices at, 333 Bayview Avenue, Amityville, NY 11701 ( the “Company”), and __________, residing at _____________________, a non-employee director or non-employee consultant of the Company or of a direct or indirect subsidiary of the Company (the “Optionee”).

WITNESSETH:

WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, $.01 par value per share (the “Common Stock”), as hereinafter provided, to carry out the purpose of the Company’s 2020 Non-Employee Stock Option Plan (the “Plan”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1.Grant of Option. The Company hereby grants to the Optionee an option (the “Option”) to purchase all or any part of an aggregate of ________ (____) shares of Common Stock (such number being subject to adjustment provided in Paragraph 8) on the terms and conditions hereinafter set forth.

2.Purchase Price. The purchase price of the shares of Common Stock issuable upon the exercise of the Option (the “Option Price”) shall be $____ per share, which is not less than the fair market value per share of Common Stock on the date hereof. Payment may be made:

(i)  in United States dollars by good check, bank draft or money order payable to the order of the Company; or

(ii)  by the transfer to the Company of shares of Common Stock owned by the Optionee having an aggregate fair market value on the date of exercise equal to the Option Price or the portion thereof being paid; or

(iii)  at the discretion of the Board and subject to any restrictions or conditions as it deems appropriate (including any restrictions as may be set forth in Rule 16b-3 under the Securities and Exchange Act of 1934), by electing to have the Company withhold from the shares issuable on exercise of the Option such number of shares of Common Stock as shall have an aggregate fair market value on the date of exercise equal to the Option Price or the portion thereof being paid; or

(iv)  at the discretion of the Board by a combination of (i) and (ii) or (i) and (iii).

3.Term of Option. The term of the Option shall be for a period of ten (10) years from the date hereof, subject to earlier termination as provided in Paragraph 6. The Option is exercisable during its term only in accordance with the provisions of this Agreement including Exhibit A hereto.

4.No Incentive Stock Option Treatment. The Optionee will not be entitled to incentive stock option tax treatment under Section 421(a) of the Code with respect to the Options.

5.Non-transferability. The Option shall not be transferable and the Option may be exercised only by the Optionee during the lifetime of the Optionee, only by Optionee; provided however, an option may be transferred, by will or the laws of descent and distribution, to the estate of a deceased Optionee, and such option may be exercised by the estate’s legal representative within three (3) months of the date of death. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred, pledged, or hypothecated in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and of the Plan, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect.

6.Termination of Option. The right of a non-employee director who holds an Option to exercise such Option shall terminate immediately upon termination of service as a non-employee director and the right of a consultant who holds an Option to exercise such Option shall terminate immediately upon termination of service as a consultant to the Company or its subsidiaries upon dismissal, death or otherwise.

7.Registration of Shares. The Company has not registered shares (“Shares”) subject to the Plan with the Securities and Exchange Commission under the Securities Act of 1933. Upon any exercise of the Option, the Optionee shall make any representations and warranties required by applicable laws, including any state securities laws; provided that such representations and warranties shall not be required if, in the opinion of the counsel to the Company, they are not required and there is an applicable exemption therefrom.

8.Stock Splits, Mergers, Etc. In the event of a recapitalization, stock split, stock combination, stock dividend, exchange of shares or a change in the corporate structure or shares of the Company, or similar event, the Board of Directors shall make appropriate adjustments in the kind or number of shares which may be issued upon exercise of the Option and in the exercise price of the Option.

If the Company shall be a party to a merger or consolidation or shall sell substantially all its assets, each outstanding Option shall pertain and apply to the securities and or property which a holder of the number of shares of Common Stock subject to the Option immediately prior to such merger, consolidation or sale of assets would be entitled to receive in such merger, consolidation or sale of assets.

9.Method of Exercising Option. Subject to terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its offices at 333 Bayview Avenue, Amityville, New York 11701, Attention: Treasurer. Such notice shall state that the Option is being exercised thereby and the number of shares of Common Stock in respect of which it is being exercises. It shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option Price for such shares of Common Stock as provided in Paragraph 2. The Company shall advise the Company’s transfer agent to issue, in the name of the person or person exercising the Option, a certificate or certificates representing such shares as soon as practicable after the notice and payment shall be received.

The Optionee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the exercise of the Option until a certificate or certificates representing such shares are issued to him. All shares of Common Stock purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

10.General. The Company shall at all times during the terms of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue taxes, if any, with respect to the issuance of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

11Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail, postage prepaid, to the address as hereinafter provided. Each notice shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to it at its offices at 333

Bayview Avenue, Amityville, New York 11701 (Attention: Treasurer). Each notice to the Optionee shall be addressed to the Optionee at the Optionee’s last known address.

12.Incorporation of Plan. Notwithstanding the terms and conditions herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. A copy of the Plan has been delivered to the Optionee and is hereby incorporated by reference. In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

13.Continuance of Relationship. The granting of the Option is in consideration of the Optionee’s continuing status as a non-employee director or non-employee consultant of the Company, as the case may be; provided, however, nothing in this Agreement shall confer upon the Optionee the right to continue as a non-employee director or non-employee consultant of the Company.

14.Interpretation. The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Board of Directors shall be final and conclusive.

15.Enforceability. This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and the Optionee has hereunto set his hand all as of this day and year first above written.

Dated:

NAPCO SECURITY TECHNOLOGIES, INC.

By:
Richard Soloway
Chairman of the Board

Dated:

EXHIBIT A

TO

STOCK OPTION AGREEMENT

The Option is exercisable during its term only in accordance with the following:

From Date of	Percentage Exercisable
Option Agreement	Per Time Period	Cumulative

1 year	20	20

2 years	20	40

3 years	20	60

4 years	20	80

5 years	20	100

Notwithstanding anything herein to the contrary, such holder’s options will vest and become immediately exercisable in full upon a change in control. For purposes of this Plan, a “change in control” shall mean:

(i)  either (x) any merger or consolidation of the Company into or with another corporation, (y) the acquisition by another person, group or entity after the date hereof of beneficial ownership of more than 25% of the Common Stock of the Company (such person, group or entity reporting, or being required to report, the acquisition pursuant to Section 13 of the Securities Exchange Act of 1934), or (z) the commencement of a non-issuer tender offer seeking to acquire more than 25% of the Common Stock of the Company, or

(ii)  any sale by the Company of substantially all of the assets and business of the Corporation for cash, stock, or any combination thereof, unless, immediately after such sale, the holders of Common Stock of the Company immediately prior to such sale own more than 50% or more of the voting capital stock of the acquiring corporation or, if the acquiring person or entity is not a corporation, more than 50% of the voting equity interests of such acquiring person or entity, or

(iii)  if a majority of Company’s Board of Directors consists of individuals who were not Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination.